UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                Amendment No. 1*

                              Derma Sciences, Inc.
                  -------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                  -------------------------------------------
                         (Title of Class of Securities)

                                    249827106
                  -------------------------------------------
                                 (CUSIP Number)

                                Raymond C. Hedger
                                 Hedger & Hedger
             1800 Linglestown Road, Suite 206, Harrisburg, PA 17110
                                 (717) 238-1800
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 16, 1997
                  -------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.  249827106                                                Schedule 13D

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Edward J. Quilty    ###-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS
       BK
--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES
                             523,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH

   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH
                             523,000
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         523,000
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    [  ]
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.72%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No.  249827106                                                Schedule 13D

This Amendment No. 1 amends and supplements the following Item of the Reporting Person's Statement on Schedule 13D, dated November 24, 1997.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

          1.  Forms of loan documents between Med-Tec, LLC and Summit Bank - P

          2.  Limited power of attorney

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                              /s/ Edward J. Quilty*
                              -------------------------
                                Edward J. Quilty


December 16, 1997

* Signed by Raymond C. Hedger, Jr. as attorney-in-fact pursuant to Limited Power of Attorney dated December 16, 1997 and filed as Exhibit 2.

EXHIBIT 2

                            LIMITED POWER OF ATTORNEY


     I, THE UNDERSIGNED  EDWARD J. QUILTY,  hereby authorize and appoint Raymond
C. Hedger, Jr., Hedger & Hedger, Harrisburg, Pennsylvania, as my attorney-in-fact for me and on my behalf to file such Schedules 13D, and amendments thereto, with the United States Securities and Exchange Commission and National Securities Exchanges as may be required under the Securities Exchange Act of 1934, Regulations thereunder and the Rules of said Exchanges.

     IN WITNESS WHEREOF, I have hereunder placed my hand this 16th day of December, 1997.

                               /s/ Edward J. Quilty
                              -------------------------
                                Edward J. Quilty